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                                                                    EXHIBIT 8(B)

                     Amendment Number 1 to Custody Agreement

         This Amendment Number 1 to Custody Agreement is dated March 30, 1990 ("Amendment") and is made by Pacific Horizon Funds, Inc., a Maryland corporation (hereinafter called the "Fund"), and The Bank of New York, a New York corporation authorized to do a banking business, having its principal office and place of business at 48 Wall Street, New York, New York 10015 (hereinafter called the "Custodian").

                              W I T N E S S E T H :

         WHEREAS, the Fund and the Custodian have executed a Custody Agreement dated as of April 3, 1989 (referred to as the "Agreement"); and

         WHEREAS, the Fund and the Custodian desire to make the following amendment to the Agreement contained herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Custodian and the Fund do hereby covenant to and agree as follows:

         1) Article XIV of the Agreement is hereby clarified by adding after the phrase "with respect to a Series" in the first sentence of paragraph 1 of the following: "including any indebtedness to the Custodian under the Fund's Cash Management and Related Services Agreement."

         2) The parties agree that in the case of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

                                    THE BANK OF NEW YORK

                                    By /s/ Frederick Ricciardi
                                       ------------------------
Attest:

/s/ S. Grunston
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                                    PACIFIC HORIZON FUNDS, INC.

                                    By /s/ Thomas M. Collins
                                       ------------------------
Attest:

/s/ W. Bruce McConnel, III
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